               COMSTOCK RESOURCES, INC. REPORTS FIRST QUARTER 2003
                         FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 7, 2003 - Comstock Resources, Inc. (NYSE:CRK) today reported the highest oil and gas sales and the second highest net income of any quarter in the Company's history. Comstock also reported excellent drilling results from its 2003 exploration program.

                      First Quarter 2003 Financial Results

Driven by soaring natural gas prices and a higher production level, Comstock earned $20.8 million or 62(cent)per share in 2003's first quarter($20.2 million or 60(cent)per share, excluding the cumulative effect of adopting a new accounting standard which changed the Company's accounting for future abandonment costs of its oil and gas properties), as compared to a net loss from continuing operations of $4.7 million or 16(cent)per share in the first quarter of 2002. Oil and gas sales for the first quarter of 2003 reached $68.6 million, the highest in any quarter in the Company's history, for an increase of 159%
over first quarter 2002 oil and gas sales of $26.5 million. Comstock generated
$47.9 million in operating cash flow (before changes in working capital accounts) in 2003's first quarter, an increase of 325% over 2002's first quarter operating cash flow of $11.3 million. EBITDAX or earnings from continuing operations before interest, taxes, depreciation, depletion and amortization, exploration expense and other noncash expenses including unrealized derivative gains and losses, and gains and losses on property sales was $55.8 million in
2003's first quarter. This represents a 210% increase from 2002's first quarter
EBITDAX of $18.0 million.

The strong financial results were driven primarily by higher natural gas and crude prices. Comstock's average natural gas price for the first quarter of 2003 was $6.54 per thousand cubic feet ("Mcf") 176% higher than 2002's first quarter's average gas price of $2.36 per Mcf. Comstock's realized oil prices averaged $33.75 per barrel for 2003's first quarter, a 63% increase compared to the first quarter 2002's average oil price of $20.67 per barrel. Oil and gas production also increased in the first quarter. Comstock produced 10.8 billion cubic feet equivalent of natural gas (120.4 million cubic feet equivalent per day or "MMcfe/day") in the first quarter of 2003, an increase of 6 MMcfe/day from 2002's first quarter production and an increase of 11 MMcfe/day from 2002's fourth quarter production.

The cash flow generated in the first quarter of 2003 allowed Comstock to improve its balance sheet by paying down $15 million of its debt. As a result of debt reduction and profits generated, Comstock's debt as a percentage of Comstock's capitalization on a book basis has decreased to 59% as compared to 63% at the end of 2002.

                       First Quarter 2003 Drilling Results

In the first quarter of 2003, Comstock drilled fourteen wells, (8.7 net). Four of these wells (1.4 net wells) were drilled in the gulf of Mexico under its exploration program with Bois d' Arc Offshore Ltd. All of these wells were successful. The OCS-G 22705 #1 well was drilled to a total depth of 11,150 feet at Ship Shoal Block 146, was a successful discovery and was recently placed on production at a daily production rate of 16.9 Mmcfe/d. Comstock has a 40%
working interest in this well. The second successful well was drilled at South
Pelto Block 22. As reported on April 8th, the OCS-G 18054 #2 well was drilled to test the Can of Corn prospect to a depth of 18,869 feet and found approximately
520 feet of net pay in eleven separate reservoirs. Early indications are that this is a significant deep shelf discovery. A second well is planned to be drilled late in the second quarter or early in the third quarter to further delineate this discovery and to test approximately 1,000 feet of section beneath the sands found productive in the first well. Comstock owns a 29% working interest in this well. Comstock and Bois d' Arc made a discovery at Vermillion
Block 122 with the OCS-G 22620 #1 well which was drilled to a depth of 14,072 feet and found approximately 70 true vertical feet of net pay in three separate reservoirs. Comstock owns a 40% working interest in this well. Comstock and Bois
d' Arc also drilled a successful development well at South Timbalier Block 34.
Comstock owns a 33% working interest in this well.

Comstock drilled three wells, 0.9 net wells, in its South Texas exploration program in the first quarter of 2003. Two of these wells were successful discoveries on the Ball Ranch in Kenedy County, Texas. The Clark Sain #6 well was drilled to a total depth of 16,176 feet and found approximately 45 feet of net pay. The Ball #2 well was drilled to a total depth of 16,380 feet and found approximately 74 feet of net pay. Completion operations are under way for both of these wells. The third well drilled on the Comstock's Katz-Slick prospect was unsuccessful.

The remaining wells drilled in the first quarter included one successful development well drilled in North Louisiana and six shallow wells drilled in the
New Albany Shale Gas field in Kentucky which are currently being tested.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in
Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.

                            COMSTOCK RESOURCES, INC.
                                OPERATING RESULTS
                    (In thousands, except per share amounts)

                                                                           Three Months Ended
                                                                                March 31,
                                                                            2003        2002
                                                                          --------    --------
Oil and Gas Sales .....................................................   $ 68,576    $ 26,490

Operating Expenses:
     Oil and gas operating ............................................     11,365       8,115
     Exploration ......................................................      1,636       1,953
     Depreciation, depletion and amortization .........................     15,187      13,458
     General and administrative, net ..................................      1,528         930
                                                                          --------    --------
              Total operating expenses ................................     29,716      24,456
                                                                          --------    --------
Income from operations ................................................     38,860       2,034
Other Income (Expenses):
     Interest income ..................................................         20           9
     Interest expense .................................................     (7,308)     (6,810)
     Loss from derivatives ............................................         (3)     (1,964)
     Other income .....................................................         50         111
                                                                          --------    --------
              Total other income (expenses) ...........................     (7,241)     (8,654)
                                                                          --------    --------
Income (loss) from continuing operations before income taxes ..........     31,619      (6,620)
      Income tax benefit (expense) ....................................    (11,067)      2,317
                                                                          --------    --------
Net income (loss) from continuing operations ..........................     20,552      (4,303)
Discontinued operations including loss on disposal, net of income taxes       --          (726)
Cumulative effect of change in accounting principle ...................        675        --
                                                                          --------    --------
Net income (loss) .....................................................     21,227      (5,029)
      Preferred stock dividends .......................................       (395)       (395)
                                                                          --------    --------
Net income (loss) attributable to common stock ........................   $ 20,832    $ (5,424)
                                                                          ========    ========
Basic net income (loss) per share:
      From continuing operations ...................................      $   0.70    $  (0.16)
      Discontinued operations.......................................           --        (0.03)
      Cumulative effect of change in accounting principle...........          0.02          --
                                                                          --------    --------
                                                                          $   0.72    $  (0.19)
                                                                          ========    ========
Diluted net income (loss) per share:
      From continuing operations ...................................      $   0.60
      Discontinued operations.......................................           --
      Cumulative effect of change in accounting principle...........          0.02
                                                                          --------
                                                                          $   0.62
                                                                          ========
Weighted average shares outstanding:
     Basic..........................................................        28,923      28,559
                                                                          ========    ========
     Diluted...........................................................     34,475
                                                                          ========

                            COMSTOCK RESOURCES, INC.
                              OTHER FINANCIAL DATA
                     (In thousands, except per unit amounts)

                                                                     Three Months Ended
                                                                          March 31,
                                                                      2003        2002
                                                                    --------    --------
Cash Flow From Operations:
     Net cash provided by operating activities ..................   $ 32,300    $  7,814
     Increase (decrease) in accounts receivable .................     20,009      (4,986)
     Increase in other current assets ...........................      2,218       1,077
     Decrease (increase) in accounts payable and accrued expenses     (6,630)      7,352
                                                                    --------    --------
                 Cash flow from operations ......................   $ 47,897    $ 11,257
                                                                    ========    ========
EBITDAX:

        Net income (loss) from continuing operations ............   $ 20,552    $ (4,303)
     Interest ...................................................      7,308       6,810
     Income tax expense (benefit) ...............................     11,067      (2,317)
     Depreciation, depletion and amortization ...................     15,187      13,458
     Exploration ................................................      1,636       1,953
     Unrealized loss from derivatives ...........................          3       2,356
                                                                    --------    --------
                 EBITDAX ........................................   $ 55,753    $ 17,957
                                                                    ========    ========

                            COMSTOCK RESOURCES, INC.
                              SUMMARY BALANCE SHEET
                     (In thousands, except per unit amounts)

                                                     As of March 31,
                                                     2003       2002
                                                   --------   --------
Balance Sheet Data:
     Current assets ............................   $ 62,670   $ 31,287
     Property and equipment, net ...............    665,641    637,024
     Other .....................................      6,796      6,628
                                                   --------   --------
      Total assets .............................   $735,107   $674,939
                                                   ========   ========

     Current liabilities .......................   $ 56,248   $ 31,673
     Long-term debt ............................    351,002    378,002
     Other .....................................     79,678     53,995
     Stockholders' equity ......................    248,179    211,269
                                                   --------   --------
      Total liabilities and stockholders' equity   $735,107   $674,939
                                                   ========   ========

                            COMSTOCK RESOURCES, INC.
                           REGIONAL OPERATING RESULTS
                     (In thousands, except per unit amounts)

                    For the Three Months ended March 31, 2003

                                                             East Texas/             South
                                                   Gulf of     North     Southeast   Texas /
                                                    Mexico   Louisiana     Texas     Other      Total
                                                   --------   --------   --------   --------   --------
Oil production (thousand barrels)..............         290         23         73         29        415
Gas production (million cubic feet - Mmcf).....       2,110      2,782      2,339      1,115      8,346
Total production (Mmcfe).......................       3,851      2,922      2,777      1,289     10,838

Oil sales......................................    $  9,834   $    747   $  2,409   $  1,024   $ 14,014
Gas sales......................................      14,647     17,407     15,378      7,130     54,562
                                                   --------   --------   --------   --------   ---------
    Total oil and gas sales....................    $ 24,481   $ 18,154   $ 17,787   $  8,154   $ 68,576
                                                   ========   ========   ========   ========   ========

Average oil price (per barrel).................    $  33.90   $  32.05   $  33.00   $  35.54   $  33.75
Average gas price (per thousand cubic feet - Mcf)  $   6.94   $   6.26   $   6.57   $   6.40   $   6.54
Average price (per Mcf equivalent).............    $   6.36   $   6.21   $   6.41   $   6.33   $   6.33
Lifting cost...................................    $  3,821   $  2,698   $  2,513   $  2,333   $ 11,365
Lifting cost (per Mcf equivalent)..............    $   0.99   $   0.92   $   0.90   $   1.81   $   1.05

Capital expenditures...........................    $  9,500   $  1,771   $  1,785   $  3,214   $ 16,270